UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2005

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-14569 (Commission File Number)	76-0582150 (IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Plains All American Pipeline, L.P. (NYSE: PAA) announced that its Common Unitholders, at a Special Meeting held January 20, 2005, together with PAA’s Class B Common Unitholders and Class C Common Unitholders, approved the Partnership’s 2005 Long-Term Incentive Plan. The 2005 LTIP provides for awards to PAA’s employees and directors. Awards contemplated by the 2005 LTIP include phantom units, restricted units, unit appreciation rights and unit options, as determined by the Compensation Committee (each an “Award”). Up to 3,000,000 Common Units may be issued in satisfaction of Awards. Certain Awards may also include, in the discretion of the Compensation Committee, a “distribution equivalent right,” or “DER,” that entitles the grantee to a cash payment, either while the Award is outstanding or upon vesting, equal to any cash distributions paid on a unit while the Award is outstanding. As of February 2004, approximately 2,000 individuals (of which approximately 200 to 250 are expected to be participants) would be eligible for Awards under the 2005 LTIP.

Item 3.03. Material Modification to Rights of Security Holders.

     In addition, at the Special Meeting the Common Unitholders approved (1) a change in the terms of PAA’s outstanding Class B Common Units to allow for conversion of the Class B Common Units into an equal number of Common Units upon request of the holder of the Class B Common Units and (2) a change in the terms of PAA’s outstanding Class C Common Units to allow for conversion of the Class C Common Units into an equal number of Common Units upon request of the holder of the Class C Common Units. As of January 20, 2005 there were 1,307,190 Class B Common Units outstanding and 3,245,000 Class C Common Units outstanding. Neither the approvals of the change in terms of the Class B Common Units and the Class C Common Units, nor any conversion of Class B Common Units or Class C Common Units to Common Units, will result in any dilution or increase the total number of units outstanding or affect the cash available to be distributed to the Common Units.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Plains All American GP LLC 2005 Long-term Incentive Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: January 26, 2005	By:	Plains AAP, L.P., its general partner

	By:	Plains All American GP LLC, its general partner

	By:	/s/ Tim Moore
		Name:	Tim Moore
		Title:	Vice President

2

INDEX TO EXHIBITS

Exhibit
No.	Description
10.1	Plains All American GP LLC 2005 Long-term Incentive Plan